     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996

                                                       REGISTRATION NO. 333-3870
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         COMMISSION FILE NUMBER 0-20684


                           AUREAL SEMICONDUCTOR INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                            94-3117385
              (STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                             4245 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA, 94538
                                  510-252-4245
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DAVID J. DOMEIER
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER

                           AUREAL SEMICONDUCTOR INC.

                             4245 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA 94538
                                  510-252-4245
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:

                            JAMES M. KOSHLAND, ESQ.
                          GRAY CARY WARE & FREIDENRICH
                           A PROFESSIONAL CORPORATION
                              400 HAMILTON AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                  415-328-6561
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
                            ------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                    AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING    REGISTRATION
SECURITIES TO BE REGISTERED                REGISTERED        PER SHARE*          PRICE             FEE(1)
- ---------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.........   27,682,716(2)       $1.8125        $50,174,922.75      $17,301.70


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

* Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price per share on the OTC Bulletin Board on June 10, 1996.



(1) $6,278.11 has been previously paid.



(2) Represents approximately seventy-one percent (71%) of the Company's total outstanding securities. Registering such a large percentage of the Company's total outstanding securities may have an adverse effect on the market for the Company's securities.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           AUREAL SEMICONDUCTOR INC.


                             CROSS REFERENCE SHEET

               PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING
      LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-3.

             ITEM NUMBER AND HEADING IN
           FORM S-3 REGISTRATION STATEMENT                      LOCATION IN PROSPECTUS
- -----------------------------------------------------  ----------------------------------------
  1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus.................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus.....................................  Inside Front and Outside Back Cover
                                                       Pages
  3.  Summary Information, Risk Factors and Ratio of
      Earnings.......................................  The Company; Risk Factors; Incorporation
                                                       of Certain Information By Reference
  4.  Use of Proceeds................................  Outside Front Cover Page; Plan of
                                                       Distribution
  5.  Determination of Offering Price................  Plan of Distribution
  6.  Dilution.......................................  Not Applicable
  7.  Selling Security Holders.......................  Selling Stockholders
  8.  Plan of Distribution...........................  Plan of Distribution
  9.  Description of Securities to be Registered.....  Outside Front Cover Page; Plan of
                                                       Distribution
 10.  Interests of Named Experts and Counsel.........  Legal Matters
 11.  Material Changes...............................  Not Applicable
 12.  Incorporation of Certain Information by
      Reference......................................  Incorporation of Certain Information By
                                                       Reference
 13.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities....................................  Not Applicable

PROSPECTUS


                      SUBJECT TO COMPLETION JUNE 17, 1996



                               27,682,716 SHARES



                           AUREAL SEMICONDUCTOR INC.


                                  COMMON STOCK
                               ($0.001 PAR VALUE)


     This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock, $0.001 par value per share ("Common Stock"), of Aureal Semiconductor Inc. ("Aureal" or the "Company") offered from time to time by any or all of the Selling Stockholders named herein (the "Selling Stockholders") who received such shares pursuant to (1) a bankruptcy reorganization, (2) Common Stock Purchase Agreements by and among the Company and certain of the Selling Stockholders or (3) warrants issued by the Company. The Selling Stockholders hold certain registration rights pursuant to a Registration Rights Agreement by and among the Company and the Selling Stockholders. All shares issued to date have been issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will receive no part of the proceeds of any sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.


     The Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Common Stock as principals. The distribution of the Common Stock may be effected in one or more transactions that may take place through the Nasdaq OTC Bulletin Board, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through underwritten public offerings, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "PLAN OF DISTRIBUTION."


     The Common Stock of the Company is traded on the Nasdaq OTC Bulletin Board (OTC Bulletin Board Symbol: AURL ). On June 10, 1996, the average of the closing bid and asking price of a share of the Company's Common Stock was $1.78125.


     SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


     Each Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFEROR TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Prospectus is June 17, 1996.

                             AVAILABLE INFORMATION

     Aureal is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

     This Prospectus contains information concerning Aureal, but does not contain all the information set forth in the Registration Statement on Form S-3 which the Company has filed with the Securities and Exchange Commission under the Securities Act (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                     INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:


          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed on March 27, 1996.



          (2) The Company's Definitive Proxy Statement relating to the Annual Meeting of Stockholder to be held May 8, 1996, filed on April 9, 1996.



          (3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed on April 24, 1996.



          (4) The Company's Report on Form 8-K dated February 21, 1996, filed on April 19, 1996.



          (5) The Company's Report on Form 8-K dated May 22, 1996, filed on May 22, 1996.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for all purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Company's principal executive offices located at 4245 Technology Drive, Fremont, CA 94538, telephone number (510) 252-4245.

                                  THE COMPANY

     Media Vision Technology Inc. filed for protection under Chapter 11 of the Bankruptcy Code in July 1994. A Plan of Reorganization (POR) was approved and was declared effective in December 1994. The POR resulted in a new operating entity. Prior to August 1995, the Company designed, developed, and marketed multimedia add-in subsystems that added enhanced sound capabilities to personal computers, through electronics retail and distributor channels. In August 1995, the Company announced its intended divestiture of retail operations in order to concentrate solely on the development of its audio semiconductor technology and implement a business model based upon the sale of audio semiconductors and licensing of semiconductor technology. In November 1995, the Company announced that it was changing its name to Aureal Semiconductor and has been doing business as Aureal Semiconductor since then. The Company changed its name to Aureal Semiconductor Inc. on May 8, 1996 pursuant to a vote of its stockholders at the 1996 Annual Meeting.


     Aureal designs, develops and markets advanced audio solutions for multimedia desktop PC and add-in sound card manufacturers. Aureal believes it will be one of the first suppliers of audio components that will offer advanced audio synthesis and true positional 3-D audio for the PC marketplace. The Company's initial products are expected to implement true positional 3-D audio, Windows Direct Sound acceleration, digital mixing and a wide range of other sound-processing effects and algorithms. Future products include mixed-signal, multi-synth solutions which incorporate both wavetable synthesis and waveguide physical modeling technologies. The Company intends to promote true positional 3-D audio and over time surpass current synthesis solutions and establish waveguide physical modeling synthesis as a new standard in PC audio technology.


     Aureal was incorporated as Media Vision Inc. in California in May 1990 and was reincorporated in Delaware as Media Vision Technology Inc. in November 1992. The Company emerged from reorganization under Chapter 11 of the U.S. Bankruptcy code on December 30, 1994 and in November 1995 changed its name to Aureal Semiconductor Inc. The Company's stockholders approved the name change on May 8, 1996. Unless the context otherwise requires, "Aureal" and the "Company" refer to Aureal Semiconductor Inc., a Delaware corporation, and its predecessor and subsidiary. The Company's principal executive offices are located at 4245 Technology Drive, Fremont, California 94538, and its telephone number is (510) 252-4245. See "INFORMATION INCORPORATED BY REFERENCE."



                              RECENT DEVELOPMENTS



     On May 7, 1996, Aureal entered into an Agreement and Plan of Reorganization with Crystal River Engineering, Inc., a California corporation ("CRE"), and Aureal Acquisition Corporation, a California corporation and a wholly-owned subsidiary of the Company ("Sub"), pursuant to which Sub was merged with and into CRE (the "Merger"). CRE is a leading developer of true positional 3D audio technology. The terms of the Merger provided that the Company purchase each outstanding share of common stock of CRE at a price per share of $8.30 and assume each outstanding and unexercised option for CRE common stock and convert such option into an option to purchase shares of the Company's Common Stock. The total cash payment by the Company for CRE stock was $2,879,967.00 and the total number of shares reserved for conversion of CRE options into Aureal Common Stock was 2,644,840. In addition, bonus and incentive payments totaling $846,000.00 have been paid, or are expected to be paid by the Company over the next 18 months to the former CRE shareholders. The Company filed the Reorganization Agreement as Exhibit 5.1 to its Form 8-K on May 22, 1996.



     CRE, founded in 1987, develops and markets interactive, positional 3D audio technology and related systems under the AudioRealty brand name. Using conventional stereo speakers or headphones, CRE's technology allows sounds to be dynamically positioned in the three-dimensional space surrounding a listener. CRE's first product was the NASA-commissioned Convolvotron, the world's first real-time 3D sound simulator. Since then, CRE's products have been installed in many psycho-acoustic research labs, commercial flight and driving simulators, and advanced virtual reality systems. Over the last 18 months, CRE has worked with industry leaders to establish the standards and requirements that are expected to bring advanced, interactive 3D audio from today's high-end applications to mainstream Internet, multimedia and electronic gaming platforms.



     On June 11, 1996, the Company announced that it had signed a Common Stock Purchase Agreement for the sale of 8,888,888 shares of Aureal Common Stock at a price of $1.35 per share for total proceeds of approximately $12 million. The participants in this private placement included The TCW Group, Inc., DDJ Capital Management, LLC and Appaloosa Management, L.P. The Company expects to use the proceeds from this private placement to pay down its outstanding debt.


                          FORWARD LOOKING INFORMATION

     This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and others detailed from time to time in the Company's periodic reports filed with the Commission.

                                  RISK FACTORS

     In addition to the other information in this Prospectus or incorporated herein by reference, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby:

HISTORY OF LOSSES; LACK OF PROFITABILITY


     The Company emerged from bankruptcy on December 30, 1994. During 1995, 1994 and 1993, the Company's retail products business operations generated substantial losses, which in the aggregate exceeded $238 million. In August 1995, the Company announced its intended divestiture of retail operations in order to concentrate solely on the development of its audio semiconductor technology and to implement a business model based upon the sale of audio semiconductors and on licensing of semiconductor technology. The Company expects that for 1996, it will continue to sustain losses from its operations and does not expect to be cash flow positive from operations during 1996. Losses of $103.8 million sustained during 1995, including recognition of restructuring charges of $61.6 million pursuant to the Company's decision to exit the retail products business, generated stockholders' deficit of $23.8 million as of December 31, 1995. The restructuring charge recognition included a write-down of $30.5 million of the reorganization asset generated upon exit from Chapter 11 bankruptcy proceedings on December 30, 1994.



     In addition, at December 31, 1995, current liabilities exceeded current assets by approximately $5.5 million. The Company anticipated funding the shortfall through equity financings (received in February and March, 1996) as well as potentially utilizing the $2.45 million remaining available under its line of credit.



     In prior years, substantially all of the Company's revenues have been generated from its retail products business. The Company now anticipates its revenues to be derived from sales of products based upon, or licensing of the Company's audio technologies, including True Positional 3D Audio and parameterized physical modeling of sound. This is effectively a new business venture for the Company with all the attendant risks associated thereto including those discussed in further detail below. There can be no assurance that the Company will be able to achieve profitability. See "INFORMATION INCORPORATED BY REFERENCE."


DELIVERY OF PRODUCTS

     Although the Company has prototypes of its ASP301 chip which are functional, it still has numerous technologically challenging silicon and software obstacles to overcome in order to produce a viable product based on its technology. The Company must complete the design and manufacture a custom PCI interface chip which is required as part of the ASP301 chipset. In addition, the Company must develop, either internally or through third party subcontracting, various complete software device drivers, physical models and wavetable synthesis as well as a variety of application interface software. The Company is only in the design phase of its other products. There can be no assurance that the Company will be successful in completion of these projects in a timely manner, if at all. See "INFORMATION INCORPORATED BY REFERENCE."

NEW TECHNOLOGY

     Although audio physical modeling technology is becoming more widely used in the music industry, no other semiconductor company has announced a product based in large part on this technology. In addition, game and application developers have not yet built capabilities within their applications to take advantage of physical modeling technology. There can be no assurance that the Company will be able to create a market for its form of advanced audio synthesis.

RETAIL BUSINESS LIABILITY


     In February 1996, the Company sold the Media Vision brand name and other assets (primarily specific product trademarks, product designs and inventories of certain products designated to fulfill warranty claims -- all of diminimus book value) to a third party. The buyer is obligated to satisfy retail customer service, warranty and technical support obligations arising subsequent to the date of the agreement. The Company had entered into agreements related to expenses associated with its prior retail business including minimum purchase commitments for supplies, components and services. The Company believes it has accrued adequate reserves for liabilities associated with those prior retail obligations. On December 31, 1995 (as discussed in footnote 10 to the financial statements in the Company's Form 10-K), the remaining reserves related to exiting the retail products business totalled approximately $2.0 million. There can be no assurance that the Company's estimates will be adequate to cover liabilities which may arise from these obligations.


DEPENDENCE ON FOUNDRIES AND OTHER THIRD PARTIES


     The Company relies on independent foundries to manufacture all of its semiconductor products. The Company has shifted its strategy to pursue a business model focused entirely on the development and sales of audio solutions including software and semiconductor products. The Company's success in implementing this strategy will depend in large part upon its ability to establish reliable arrangements with outside semiconductor manufacturers or "foundries" for the manufacture of its semiconductor products. In recent periods, a substantial majority of the Company's chip and chip set products have been manufactured by one foundry. This foundry has indicated that it will severely limit its production of these products in the near future. The Company has arranged for this foundry to manufacture a limited number of prototypes of certain of the Company's products under development. The Company has transferred its designs from this foundry located in Taiwan to another foundry with a similar fabrication process also located in Taiwan. This other Taiwanese foundry has indicated it will be capable of meeting the Company's production requirements for its future products; however, such arrangement is on a purchase order basis and may be canceled at any time. The Company is engaged in discussions with other foundries with respect to potential arrangements to manufacture the Company's semiconductor products. There can be no assurance that the Company will be able to obtain any such arrangement, or if it does obtain such an arrangement, it does so on terms favorable to the Company. To the extent the Company is unable to obtain suitable foundry arrangements, the Company's business, financial condition and results of operations could be materially and adversely affected. Further, to the extent the Company obtains an arrangement with a foundry as a sole supplier of one or more of the Company's products, any significant interruption in the supply of such product from the foundry could have a material adverse effect on the Company's business, financial condition and results of operations.



     Recent increases in semiconductor demand have reduced available foundry capacity worldwide, which could adversely affect the Company's ability to meet its manufacturing needs. To address foundry capacity constraints, other semiconductor suppliers that rely on third party foundries have utilized various arrangements, including equity investments in or loans to independent wafer manufacturers in exchange for guaranteed production capacity, joint ventures to own and operate foundries, or "take or pay" contracts that commit a company to purchase specified quantities of wafers over extended periods. While the Company is not currently a party to any such arrangements, it may be necessary or advantageous for the Company to enter into such arrangements in the future and there can be no assurance that it will be successful in this regard. Any such arrangements could require the Company to commit substantial capital and grant licenses to its technology. The need to commit substantial capital may require the Company to seek additional debt or equity financing, which could result in dilution to the Company's stockholders. There can be no assurance that such additional financing, if required, will be available when needed or, if available, on terms acceptable to the Company.


     The manufacture of semiconductors is a highly complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in the masks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose, time-consuming or expensive to remedy. The Company's products are particularly complex and difficult to manufacture. Due to its integration of both analog logic functions and digital logic function in its semiconductor products, special fabrication processes are required to achieve acceptable yields for mixed signal devices (devices integrating both analog and digital components). There can be no assurance that the Company's foundries will not experience irregularities or adverse yield fluctuations in their manufacturing processes. Any yield or other production problems or shortages of supply experienced by the Company or its foundries could have a material adverse effect on the Company's business, financial condition and results of operations. See "INFORMATION INCORPORATED BY REFERENCE."


DEPENDENCE ON SINGLE PRODUCT LINE AND PC INDUSTRY


     Most of the Company's initial products will be sold for use with multimedia desktop PCs. Aureal's audio semiconductors are being designed to be used in motherboards by multimedia PC original equipment manufacturers ("OEMs") or on add-in sound cards manufactured by OEMs or PC peripheral suppliers. Therefore, the Company is heavily dependent on the continued growth of the markets for multimedia desktop PCs and multimedia applications utilizing high quality audio. While the market for multimedia PCs has recently experienced substantial growth, the overall PC industry has historically been cyclical, and there can be no assurance that this growth will continue in future periods. A decline in demand in the PC industry would result in a corresponding decline in demand for the Company's products, which would have a material adverse effect on the Company's business, financial condition and operating results. See "INFORMATION INCORPORATED BY REFERENCE."


NEW MANAGEMENT TEAM; DEPENDENCE ON PERSONNEL


     Only one of the Company's current officers served as an officer of the Company prior to March 1995. All of the Company's current Board of Directors were elected subsequent to the Company's emergence from bankruptcy in December 1994. The Company's management team and Board of Directors face significant challenges in delivering state of the art products in a cost effective and profitable manner. Due to the short operating history of the Company's current management and Board of Directors, there can be no assurance that the management team and Board of Directors can successfully manage the Company's rapidly evolving business.



     The Company's success also depends to a significant extent upon the continued service of key engineering, marketing, sales and management personnel. In connection with the Company's acquisition of CRE, the Company entered into an employment agreement with Mr. Scott Foster, Aureal's new Chief Technology Officer. The employment agreement provides that Mr. Foster shall be employed by the Company for one year, and that in certain circumstances, if Mr. Foster's employment with Aureal terminates, Mr. Foster will not compete with the Company for a period of two years. The Company's other officers all have signed standard confidentiality and nondisclosure agreements. The Company's employees may voluntarily terminate their employment with the Company at any time. The competition for such employees is intense, and the loss of the services of such employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "INFORMATION INCORPORATED BY REFERENCE."


POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS


     The Company's operating results are subject to quarterly and other fluctuations due to a variety of factors, including the gain or loss of significant customers, increased competitive pressures, the timing of new product announcements and introductions by the Company or its competitors and market acceptance of new or enhanced versions of the Company's and its customers products. Other factors include the availability of foundry capacity, fluctuations in manufacturing yields, availability and cost of raw materials, changes in the mix of products sold, the cyclical nature of both the semiconductor industry and the market for PCs, seasonal customer demand, the timing of significant orders, potential significant increases in expenses associated with the expansion of operations, and changes in pricing policies by the Company, its competitors or its suppliers. The Company's operating results could also be adversely affected by economic conditions generally in various geographic areas where the Company or its customers do business, or order cancellations or rescheduling. These factors are difficult to forecast, and these or other factors could materially adversely affect the Company's quarterly or annual operating results. There can be no assurance as to the level of sales or earnings that may be attained by the Company in any given period in the future. See "INFORMATION INCORPORATED BY REFERENCE."


COMPETITION; PRICING PRESSURES


     The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, price declines and rapid product obsolescence. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with products that may be less costly or provide higher performance or additional features. The Company competes with semiconductor manufacturers offering multiple function chip solutions and single chip solutions. The Company anticipates that it will continue to compete with such third parties, and that competitors may offer more highly integrated solutions in the future. The Company is unable to predict the timing and nature of any such competitive product offerings. The announcement and commercial shipment of competitive products could adversely affect sales of the Company's products and may result in increased price competition that would adversely affect the prices of the Company's products and margins. In general, product prices in the semiconductor industry have decreased over the life of a particular product. The markets for most of the applications for the Company's products, particularly the PC market, are characterized by intense price competition. The willingness of prospective customers to design the Company's products into their products depends to a significant extent upon the ability of the Company to price its products at a level that is cost-effective for such customers. As the markets for the Company's products mature and competition increases, the Company anticipates that prices for its products will continue to decline. If the Company is unable to reduce its costs sufficiently to offset declines in product prices or is unable to introduce new, higher performance products with higher product prices, the Company's business, financial condition and results of operations could be materially adversely affected.



     The Company's existing and potential competitors consist principally of large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, greater intellectual property rights, broader product lines and longer-standing relationships with customers than the Company. The Company's competitors also include a number of emerging companies. The Company's principal existing and potential competitors include, but are not limited to, Chromatic Research, Cirrus Logic, Inc., Creative Technology Ltd., ESS Technology, Inc., OPTi, Inc. and Yamaha. Certain of the Company's current and potential competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technical advantages. The Company believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including the price, quality and performance of the Company's and its competitors products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new multimedia PC standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which the Company's customers design the Company's products into their products, the number and nature of the Company's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

     Each successive generation of microprocessors has provided increased performance, which could in the future result in a microprocessor capable of performing audio functions, thereby eliminating the need for the Company's products. In this regard, Intel Corporation has developed Native Signal Processing ("NSP") capability for use in conjunction with its Pentium microprocessors, and is promoting the processing power of the Pentium for data and signal intensive functions such as graphics acceleration and other multimedia functions. Intel's NSP's strategy involves executing such signal processing on the host processor rather than allowing such processing of audio or graphic functions to occur on a peripheral component such as the Company's product. At this time the processing power required to execute high quality video, graphics, and audio simultaneously and all the other functions which the host processor does, has not been achieved by Intel's products. There can be no assurance that the increased capabilities of microprocessors will not adversely affect demand for the Company's products. See "INFORMATION INCORPORATED BY REFERENCE."


IMPORTANCE OF NEW PRODUCTS AND TECHNOLOGICAL CHANGE


     The markets for the Company's products are characterized by evolving industry standards, rapid technological change and product obsolescence. The Company's success is highly dependent upon the successful development and timely introduction of new products at competitive price and performance levels. The success of new products depends on a number of factors, including timely completion of product development, market acceptance of the Company's and its customers new products, securing sufficient foundry capacity for volume manufacturing of wafers, achievement of acceptable wafer fabrication yields by the Company's independent foundries and the Company's ability to offer new products at competitive prices. Incorporating the Company's new products into its OEM customers new product designs requires the anticipation of market trends and performance and functionality requirements of OEMs, the development and productions of products that meet the timing and pricing requirements of OEMs and that can be tested and be available in a timely manner consistent with the OEM's development and production schedule. Accordingly, in selling to OEMs, the Company can often incur significant expenditures in advance of volume sales of new products, if any. There can be no assurance that the Company will be able to successfully identify new product opportunities, develop and market new products, achieve design wins or respond effectively to new technological changes or product announcements by others. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and results of operation.


FACTORS INHIBITING TAKEOVER


     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which imposes certain restrictions on the ability of a third party to effect an unsolicited change in control of the Company. In addition, the Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors, and certain provisions of the Company's Certificate of Incorporation and By-Laws, including the provisions which divide the Board into three separate classes, may have the effect of delaying or preventing changes in control or management of the Company. While the Company believes these restrictions are in the best interests of the Company and its stockholders, these restrictions could adversely affect the market price of the Company's Common Stock.


UNCERTAINTY OF TRADING MARKET FOR COMMON STOCK

     The Company's old common stock traded on the Nasdaq National Market from November 11, 1992, the date of its initial public offering, until August 18, 1994, when it was listed on the Nasdaq Small Cap Market. The Old Common Stock was delisted from the Nasdaq Small Cap Market on December 9, 1994 and was canceled on December 30, 1994 pursuant to the Plan of Reorganization ("POR"). Since being issued pursuant to the POR, on December 30, 1994, the Common Stock has only traded on Nasdaq's OTC Bulletin Board and the trading volume has been very light. The Company does not currently meet the requirements of the Nasdaq National Market or other national stock exchanges. There can be no assurance that the Common Stock will meet these listing requirements and that it will be accepted for trading on such national stock exchanges. There can be no assurance as to the liquidity of any markets that may develop for the Common

Stock. The trading price of the Common Stock may be influenced by the volume and liquidity of the market for the Common Stock. In addition, the Common Stock being offered pursuant to this Prospectus represents approximately seventy-one percent (71%) of the Company's total outstanding securities. Offering such a large percentage of the Company's total outstanding securities may have an adverse effect on the market for the Company's securities. See "INFORMATION INCORPORATED BY REFERENCE."

                              SELLING STOCKHOLDERS

     The following table shows, as to each Selling Stockholder, (i) such stockholder's name, address and relationship to the Company, (ii) the number of shares of Common Stock beneficially owned prior to the offering, and (iii) the number of shares of Common Stock to be sold pursuant to this Prospectus:


                                         SHARES BENEFICIALLY                           SHARES BENEFICIALLY
                                           OWNED PRIOR TO        SHARES TO BE SOLD         OWNED AFTER
             NAME AND ADDRESS                OFFERING(1)          IN THE OFFERING          OFFERING(2)
    -----------------------------------  -------------------     -----------------     -------------------
    The TCW Group, Inc. and its
      affiliates.......................       16,992,346(3)          16,992,346
    865 South Figueroa Street
    Los Angeles, California 90017
    D. Richard Masson..................       16,992,346(4)          16,992,346
    Thomas K. Smith, Jr................       16,992,346(5)          16,992,346
    DDJ Capital Management, LLC........        6,147,206(6)           4,500,000              1,647,206
    141 Linden Street, Suite 4
    Wellesley, MA 02181
    Appaloosa Management, L.P..........        5,752,097(7)           4,250,000              1,502,097
    51 JFK Parkway
    Short Hills, NJ 07078
    Leslie Alexander...................        1,332,500              1,000,000                332,500
    1200 North Federal Highway
    Suite 307
    Boca Raton, FL 33143
    Seneca Capital.....................          270,000(8)             270,000
    575 Lexington Avenue, 7th Floor
    New York, NY 10022
    Cerberus Partners, L.P.............          436,000(9)             250,000                186,000
    950 Third Avenue, 20th Floor
    New York, NY 10022
    IT Technology Investment...........          270,185                185,185                 85,000
    14 Rue de Berri
    75008 Paris France
    Heinz H. Steinman..................          305,185                185,185                120,000
    5797 Cedar Street
    Wrightwood, CA 92397
    Financing For Science
      International, Inc...............           50,000(10)             50,000
    10 Waterside Drive
    Farmington, CT 06032


- ---------------

(1) Based on shares beneficially owned at June 10, 1996.



(2) Calculations are based on the assumption that all shares registered hereunder will be sold in the offering.



(3) According to a Schedule 13D filed with the Securities and Exchange Commission March 22, 1996, TCW Group, Inc. may be deemed to beneficially own 13,743,828 shares of the Company's Common Stock. In addition, on June 10, 1996, TCW Group, Inc. and its affiliates acquired, in the aggregate, an additional 3,248,518 shares of the Company's Common Stock. The 16,992,346 represents shares held by limited partnerships, trusts and third party separate accounts for which The TCW Group, Inc. and its affiliates (collectively, "TCW") act as general partner, trustee and investment adviser, respectively. TCW may be deemed to beneficially own such shares held by such limited partnerships, trusts and third party accounts; however, TCW expressly disclaims beneficial ownership of these shares. 8,743,828 shares represents the number of shares received to date by TCW in exchange for debt claims held against the Company pursuant to the Plan of Reorganization. The actual total number of shares of Common Stock TCW expects to receive is approximately 9,000,000 shares, which number may vary depending upon the final allocation and distribution to the holders of debt securities and the settlement of disputes with certain claim holders. See "INFORMATION INCORPORATED BY REFERENCE."


(4) Includes 16,992,346 shares held by TCW Special Credits, Trust Company of the West or their affiliates, of which Mr. Masson may be deemed a beneficial owner to the extent of any indirect pecuniary interest therein. Mr. Masson disclaims beneficial ownership of such shares. Mr. Masson has served as a director of the Company since December 30, 1994 when he was appointed pursuant to the Plan of Reorganization. Mr. Masson has been a Principal of Oaktree Capital Management, LLC since May 1995. Prior to the founding of Oaktree, he was a partner of TCW Special Credits and served as a Managing Director of Trust Company of the West and TCW Asset Management Company ("TAMCO"), wholly-owned subsidiaries of The TCW Group, Inc., in various other capacities since 1988. TCW Special Credits serves as a general partner and investment adviser to certain limited partnerships, trusts, and accounts invested in the securities and debt obligations of financially distressed companies. TAMCO is the managing general partner of TCW Special Credits. See "INFORMATION INCORPORATED BY REFERENCE."



(5) To the extent Mr. Smith, as either a Senior Vice President or authorized representative of Trust Company of the West or TCW Asset Management Company participates in the process to vote or dispose of the shares described in footnote (2) above, Mr. Smith may be deemed under certain circumstances for the purpose of Section 13 of the Securities Exchange Act of 1934, as amended, to be the beneficial owner of such shares. Mr. Smith disclaims beneficial ownership of such shares. See "INFORMATION INCORPORATED BY REFERENCE."



(6) According to a Schedule 13D filed with the Securities and Exchange Commission March 12, 1996, all 4,147,206 shares of the Company's Common Stock may be deemed to be beneficially owned by DDJ Capital Management, LLC ("DDJ") through certain affiliates, as general partners and investment managers of The Copernicus Fund, L.P. (the "Copernicus Fund") and the Galileo Fund, L.P. (the "Galileo Fund"). In addition, on June 10, 1996, DDJ, through the Copernicus Fund and the Galileo Fund, acquired in the aggregate an additional 2,000,000 shares of the Company's Common Stock. Of the total of 6,147,206 shares, the Galileo Fund beneficially owns 4,036,439 shares of the Company's Common Stock and the Copernicus Fund beneficially owns 2,110,767 shares of the Company's Common Stock. DDJ, through its control of certain affiliates and each of the Copernicus Fund and the Galileo Fund, has sole power to vote and to dispose of the 6,147,206 shares of the Company's Common Stock. See "INFORMATION INCORPORATED BY REFERENCE."



(7) According to a Schedule 13D filed with the Securities and Exchange Commission February 29, 1996, 4,002,097 of the shares are beneficially owned by Appaloosa Management L.P. ("Appaloosa"). Mr. David A. Tepper, through his control of Appaloosa, may be deemed to beneficially own all of the shares of the Company's stock beneficially owned by Appaloosa. On June 10, 1996, Appaloosa and its affiliates acquired, in the aggregate, an additional 1,750,000 shares of the Company's Common Stock. Both Appaloosa and Mr. Tepper have sole voting and dispositive power with respect to the 5,752,097 shares of the Company's Common Stock. See "INFORMATION INCORPORATED BY REFERENCE."



(8) Includes 169,400 shares of Common Stock held by Seneca Capital L.P., 31,900 shares of Common Stock held by Seneca Capital International LTD, 31,500 shares of Common Stock held by ZPG Securities, LLC, 23,500 shares of Common Stock held by DFG Corporation, and 13,700 shares of Common Stock held by Palamundo LDC Camen Islands.



(9) Includes 210,000 shares of Common Stock held by Cerberus Partners, L.P., 67,000 shares of Common Stock held by Pequod Investments, L.P., 70,000 shares of Common Stock held by Cerberus International, Ltd., 9,000 shares of Common Stock held by Ultra Cerberus, Ltd. and 80,000 shares of Common Stock held by Ariel Ltd.



(10) The shares are purchasable pursuant to a warrant dated February 13, 1996 by and between the Company and Financing For Science International, Inc.

                              PLAN OF DISTRIBUTION


     This public offering, which is not being underwritten, relates to 27,682,716 shares of Common Stock of the Company offered from time to time by any or all of the Selling Stockholders who received such shares pursuant to (1) a bankruptcy reorganization, (2) Common Stock Purchase Agreements, by and among the Company and certain of the Selling Stockholders or (3) warrants issued by the Company. The Selling Stockholders hold certain registration rights pursuant to a Registration Rights Agreement by and among the Company and the Selling Stockholders. All shares issued to date have been issued pursuant to an exemption from the registration requirements of the Securities Act provided by
Section 4(2) thereof.


     The Company has been advised by the Selling Stockholders that they and any person receiving shares from the Selling Stockholders in the form of a bona fide gift or distribution to a limited partner of a Selling Stockholder (a "Donee") intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders and any Donee may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Stockholders, any Donee and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and any Donee (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders and any Donee. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders and any Donee, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders and any Donee. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computer as described above.

     The Company has advised the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market, has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholders or any Donee may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     Upon notification by a Selling Stockholder or any Donee to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, to the extent required, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholder or any Donee, the commissions paid or discounts or concessions allowed by the Selling Stockholder or any Donee to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this Prospectus.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that any of the Selling Stockholders or any Donee will sell any or all of the shares of Common Stock offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Gray Cary Ware & Freidenrich a Professional Corporation, Palo Alto, California.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    2
INFORMATION INCORPORATED BY REFERENCE.................................................    2
THE COMPANY...........................................................................    2
RECENT DEVELOPMENTS...................................................................    3
FORWARD LOOKING INFORMATION...........................................................    3
RISK FACTORS..........................................................................    3
SELLING STOCKHOLDERS..................................................................    8
PLAN OF DISTRIBUTION..................................................................    9
LEGAL MATTERS.........................................................................   10


                            ------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an itemized statement of the estimated expenses in connection with the issuance and distribution offered hereby:


    SEC Filing Fees............................................................   17,302
    Blue Sky Fees and Expenses (including fees of counsel).....................   20,000
    NASD Filing Fee............................................................       --
    Printing and Engraving.....................................................       --
    Legal Fees and Expenses....................................................   10,000
    Accounting Fees and Expenses...............................................    5,000
    Information Agent Fees.....................................................       --
    Miscellaneous..............................................................       --
                                                                                 -------
              Total............................................................  $52,302
                                                                                 =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."


     Article SIXTH of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides generally that to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. The Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal. In addition, Article VIII of the Company's Bylaws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL. The indemnification provided by the Company's Certificate of Incorporation and Bylaws does not eliminate monetary liability of the Company's officers, directors, employees and agents under the federal securities laws.


ITEM 16.  EXHIBITS.

     (A) EXHIBITS.


EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
- ------     ----------------------------------------------------------------------------------
  5.1      Opinion of Gray Cary Ware & Freidenrich.
 10.1(1)   Common Stock Purchase Agreement by and among the Company and certain beneficial owners of 5% or more of the Company's Common Stock, as amended.
 10.2      Common Stock Purchase Agreement by and among the Company and certain entities and individuals dated June 10, 1996.
 10.3(1)   Amendment Number 1 to Registration Rights Agreement by and among the Company and certain beneficial owners of 5% or more of the Company's Common Stock.
 10.4      Amendment Number 2 to Registration Rights Agreement by and among the Company and certain entities and individuals dated June 10, 1996.
 23.1      Consent of Arthur Andersen LLP.
 23.2      Consent of Ernst & Young LLP.
 23.3      Consent of Gray Cary Ware & Freidenrich (included as Exhibit 5.1 hereto).
 24.1+     Power of Attorney (included as page II-5 hereto).


- ---------------
(1) Incorporated by reference to the exhibits filed with the Company's Form 10-K for the year ended December 31, 1995.


 +  Previously filed.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, will unless in the opinion of its counsel the matter has settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement No. 333-3870 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 17th day of June, 1996.



                                          AUREAL SEMICONDUCTOR INC.


                                          By: /s/  David J. Domeier

                                            ------------------------------------
                                            David J. Domeier
                                            Vice President, Finance and Chief
                                              Financial Officer

                               POWER OF ATTORNEY


     Each of the officers and directors of Aureal Semiconductor Inc. whose signature appears below hereby constitutes and appoints Kenneth A. Kokinakis and David J. Domeier and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 or any other registration statements relating to the same offering to be filed pursuant to Rule 462(b) under the Securities Act and to perform any acts necessary in order to file such amendments or other registration statements, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 17, 1996 by the following persons in the capacities indicated.



                SIGNATURE                                  TITLE                      DATE
- ------------------------------------------  -----------------------------------  --------------
/s/  KENNETH A. KOKINAKIS                   President, Chief Executive Officer    June 17, 1996
- ------------------------------------------  and Director
Kenneth A. Kokinakis
/s/  DAVID J. DOMEIER                       Vice President, Finance, Chief        June 17, 1996
- ------------------------------------------  Financial Officer and Chief
David J. Domeier                            Accounting Officer
/s/  L. WILLIAM KRAUSE                      Director                              June 17, 1996
- ------------------------------------------
L. William Krause
/s/  D. RICHARD MASSON                      Director                              June 17, 1996
- ------------------------------------------
D. Richard Masson
/s/  THOMAS K. SMITH, JR.                   Director                              June 17, 1996
- ------------------------------------------
Thomas K. Smith, Jr.
/s/  ANDREW S. RAPPAPORT                    Director                              June 17, 1996
- ------------------------------------------
Andrew S. Rappaport

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                             DESCRIPTION OF DOCUMENT                               PAGE
- ------     ------------------------------------------------------------------------  ------------
  5.1      Opinion of Gray Cary Ware & Freidenrich.................................
 10.1(1)   Common Stock Purchase Agreement by and among the Company and certain beneficial owners of 5% or more of the Company's Common Stock, as amended.................................................................
 10.2      Common Stock Purchase Agreement by and among the Company and certain entities and individuals dated June 10, 1996............................
 10.3(1)   Amendment Number 1 to Registration Rights Agreement by and among the
           Company and certain beneficial owners of 5% or more of the Company's
           Common Stock............................................................
 10.4      Amendment Number 2 to Registration Rights Agreement by and among the
           Company and certain entities and individuals dated June 10, 1996........
 23.1      Consent of Arthur Andersen LLP..........................................
 23.2      Consent of Ernst & Young LLP............................................
 23.3      Consent of Gray Cary Ware & Freidenrich (included as Exhibit 5.1 hereto).................................................................
 24.1+     Power of Attorney (included as page II-5 hereto)........................


- ---------------
(1) Incorporated by reference to the exhibits filed with the Company's Form 10-K for the year ended December 31, 1995.


 +  Previously filed.